EXHIBIT 10.2

THIRD AMENDMENT

TO

CONAGRA BRANDS, INC.

VOLUNTARY DEFERRED COMPENSATION PLAN

(January 1, 2017 Restatement)

WHEREAS Conagra Brands, Inc. (the “Company”) sponsors the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, effective January 1, 2017 (the “Plan”); and

WHEREAS, the Company’s Human Resources Committee (the “HRC”) has the authority, pursuant to Section 9.1 of the Plan, to amend the Plan; and

WHEREAS, the HRC desires to amend the Plan to (1) change the eligibility criteria under the Plan, (2) increase the minimum deferral percentage, (3) remove the minimum age for installment distributions, and (4) remove the maximum age to commence a distribution.

NOW, THEREFORE, the Plan is amended, effective January 1, 2021, in the following respects:

1.	Article II of the Plan is amended to read as follows:

“Compensation Deferral Contributions may be made by those employees of the Employer who either have been selected by, and at the sole and absolute discretion of, the Human Resources Committee, or who are categorized by the Company or a Related Company as a grade level 24 or higher. Any Participant who has a balance in the Plan shall be a Participant with respect to such balance and any earnings or losses thereon. The Committee may increase from time to time the required grade level, and the Committee may amend the Plan accordingly, all without the approval of the Human Resources Committee or the Board.

Notwithstanding any provision in the Plan to the contrary, the Plan is intended to be a nonqualified deferred compensation plan for a select group of management or highly compensated employees (as that expression is used in ERISA) and participation shall be limited to such employees. Each Participant shall continue to be a participant in the Plan until all payments due under the Plan have been paid. The Human Resources Committee may determine at any time that a Participant shall no longer be eligible to make Compensation Deferral Contributions.

Notwithstanding any provision apparently to the contrary in the Plan or in any written communications, summary, resolution, oral communication or other document, in the event it is determined that a Participant will no longer be eligible to make Compensation Deferral Contributions, then the election for

Compensation Deferral Contributions made by that individual in accordance with the provisions of the Plan will continue for the remainder of the calendar year during which such determination is made. However, no additional amounts shall be deferred and credited to the Participant’s 409A Account under the Plan for any future calendar year until such time as the individual is again determined to be eligible to make Compensation Deferral Contributions and makes a new election under the provisions of the Plan. Amounts credited to the 409A Account of such individual shall continue to be adjusted pursuant to the other provisions of the Plan until fully distributed.

Employer Matching Contributions and Employer Non-elective Contributions may be made by the Employer to those Participants who have annual total cash compensation from the Employer in excess of the Code Section 401(a)(17) limitation.”

2.	The third sentence of Section 3.1 of the Plan is amended to read as follows:

“The minimum deposit shall be 6% of the Participant’s base salary or short-term incentive.”

3.	The first paragraph of Section 5.1(b) of the Plan is amended to read as follows:

“This Section 5.1(b) shall apply, except to the extent another subsection of this Section 5.1 or Section 5.3 is applicable. Each Participant may elect, pursuant to Section 5.2, that any of such Participant’s Distribution Sub-Accounts shall instead be paid (or installments shall commence), as follows:

(i) in the January of the calendar year specified by the Participant; or

(ii) on the earlier of the normal payment date under (c) below and the January of the calendar year specified by the Participant.”

4.	The last paragraph of Section 5.1(b) of the Plan is deleted in its entirety.

5.	Section 5.1(c) of the Plan is amended to read as follows:

“(c) Normal Form of Payment. This Section 5.1(c) shall apply, except to the extent another subsection of this Section 5.1 or Section 5.3 is applicable. The normal form of payment of a Participant’s Distribution Sub-Accounts shall be a single lump sum payment (the default form of payment) equal to the value of each of the Participant’s Distribution Sub-Accounts as of the most recent Valuation Date that precedes the payment date. However, a Participant may elect, pursuant to Section 5.2, that payment of any Distribution Sub-Account shall be made in annual installments over a period elected by the Participant that is not less than one nor more than 10 years. Installments will commence following Separation from Service only if the balance of all Distribution

Sub-Accounts is at least $100,000.00, determined as of Separation from Service. If a Participant does not satisfy, as of such Participant’s Separation from Service, the Distribution Sub-Account balance requirement to commence installments, the balance of the Distribution Sub-Accounts from which installments had not commenced prior to Separation from Service will be paid in a lump sum at the time provided herein. If installments commenced prior to Separation from Service from a Distribution Sub-Account, then such installments shall continue after Separation from Service regardless of the balance. Each installment payment shall equal the quotient resulting from dividing the value of the Participant’s applicable Distribution Sub-Account as of the most recent Valuation Date that precedes the date the installment is to be paid by the sum of one plus the number of installments to be paid after the current installment. Any installments shall be paid annually during January of each year an installment is due.”

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on its behalf, by its officer duly authorized, this 19th day of May, 2020.

CONAGRA BRANDS, INC.

By:	/s/ Ryan Egan
Name:	Ryan Egan
Title:	Vice President of Human Resources

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